Interleukin Genetics to Raise $5.3 Million in Registered Direct Offering

WALTHAM, MA – March 5, 2010 – Interleukin Genetics, Inc. (NYSE Amex: ILI) today announced that it has received commitments from certain institutional investors to purchase approximately $5.3 million of securities in a registered direct offering.  The Company expects to receive net proceeds of approximately $4.9 million after deducting placement agent fees and other offering expenses.  Interleukin Genetics has entered into securities purchase agreements with these investors pursuant to which Interleukin Genetics has agreed to sell an aggregate of 4,375,002 shares of its common stock and warrants to purchase up to 1,750,000 additional shares of common stock.  Each unit, consisting of one share of common stock and a warrant to purchase 0.40 of a share of common stock, will be sold for a purchase price of $1.20.

The warrants will be exercisable at an exercise price of $1.30 per share beginning immediately after issuance and will expire 5 years from the date they are first exercisable.  All of the securities were offered pursuant to an effective shelf registration statement. The offering is expected to be consummated by March 10, 2010, subject to customary closing conditions.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (NASDAQ: RODM), acted as the exclusive placement agent for the transaction.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective.  A prospectus supplement relating to the offering will be filed by Interleukin Genetics with the SEC.  Copies of the prospectus supplement and accompanying prospectus may be obtained directly from Interleukin Genetics by contacting the company at 135 Beaver Street, Waltham, Massachusetts 02452 or via Telephone at (781) 398-0700 or via email at info@ilgenetics.com.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any common stock or warrants of Interleukin Genetics.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Interleukin Genetics

Interleukin Genetics, Inc. (NYSE Amex: ILI) develops and markets genetic tests that empower consumers to prevent certain chronic diseases and that assist pharmaceutical companies in the development and marketing of targeted therapeutics. The Company leverages its research, intellectual property and biomarker development experience to facilitate the emerging personalized health market. Interleukin Genetics markets a line of genetic tests under the Inherent Health brand including Bone Health, Weight Management, Heart Health and Nutritional Needs.  The Company is headquartered in Waltham, MA.

Certain statements contained herein are “forward-looking” statements, including statements regarding the expected timing of consummation of the offering.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in the Company’s  annual report on Form 10-K for the year ended December 31, 2008, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

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Contacts:
Media:
Erin Walsh
Interleukin Genetics
781-419-4707
ewalsh@ilgenetics.com